EXHIBIT 99.1

Flushing Financial Corporation Reports 12% Increase in Core Diluted EPS From Prior Year Comparable Quarter, Driven by Improved Credit Metrics and a 29.8% Increase in Loan Originations From the Trailing Quarter

Third Quarter 2014

  Core diluted earnings per common share, a non-GAAP measure, were $0.38, an increase of $0.04 from the three months ended September 30, 2013, but a decrease of $0.02 from the trailing quarter.
  GAAP diluted earnings per common share were $0.38, an increase of $0.06 from the three months ended September 30, 2013, but a decrease of $0.01 from the trailing quarter.
  Loans, net grew at an annualized rate of 13.0% in the three months ended September 30, 2014.
  Credit quality continues to improve as non-accrual loans totaled $34.5 million at September 30, 2014, an improvement of $8.3 million, or 19.4%, from June 30, 2014, and an improvement of $13.8 million, or 28.6%, from December 31, 2013, and were at its lowest level since September 30, 2008.
  Deleveraged a portion of the balance sheet by selling $95.2 million in securities, recording a net gain on sale of $5.2 million and using the funds to prepay $96.9 million in long-term borrowings, recording a prepayment penalty of $5.2 million.
  The net interest margin, excluding the $5.2 million prepayment penalty recorded as part of the balance sheet deleverage, was 3.22% for the three months ended September 30, 2014, the same as the three months ended June 30, 2014, but a decrease of 16 basis points from the prior year comparable quarter.
  Net charge-offs for the three months ended September 30, 2014 were $0.3 million, or three basis points of average loans.
  The provision for loan losses improved to a benefit of $0.6 million for the three months ended September 30, 2014, from a provision of $3.4 million recorded for the comparable prior year period but increased $0.5 million from a benefit of $1.1 million recorded for the three months ended June 30, 2014.

LAKE SUCCESS, N.Y., Oct. 27, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and nine months ended September 30, 2014.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another quarter of strong earnings driven by improved credit metrics, maintenance of the net interest margin and a 29.8% increase in loan originations on a trailing quarter basis. Core diluted earnings per common share, a non-GAAP measure, were $0.38 and $1.14 for the three and nine months ended September 30, 2014, respectively, an increase of $0.04 and $0.25 from the three and nine months ended September 30, 2013, respectively.

"During the three months ended September 30, 2014, we took an opportunity to deleverage a small portion of our balance sheet by selling $95.2 million of securities at an average yield of 3.49%, recording a net gain on sale of $5.2 million. We used the proceeds from the sale to prepay $96.9 million in long-term borrowing at an average cost of 3.60%, recording a prepayment penalty of $5.2 million. The net effect of the transaction is projected to improve our net interest margin. However, the net effect to net income is minimal.

"Excluding the $5.2 million prepayment penalty recorded as part of the balance sheet deleveraging, our net interest margin for the third quarter of 2014 was 3.22%, the same as recorded during the second quarter of 2014. During the current quarter we were able to reduce the cost of our interest-bearing liabilities by seven basis points to 1.16% from 1.23% for the three months ended June 30, 2014, partially offset by a six basis point decrease in the yield earned on interest-earning assets to 4.27% from 4.33% for the three months ended June 30, 2014. We continue to show the ability to reduce funding costs. The net interest margin includes the benefit of interest collected from non-accrual loans and prepayment penalties recorded on loans. Excluding these benefits, the net interest margin for the third quarter of 2014 was 3.07%, the same as recorded in the second quarter of 2014.

"Loans, net for the nine months ended September 30, 2014 grew 8.4%, which is at the lower end of our expected range of growth for the year. However, loan originations for the current quarter totaled $248.2 million, a 29.8% increase from loan originations during the second quarter of 2014, as we begin to see contributions from additional loan officers hired during 2014. Growth was primarily in commercial real estate mortgage loans and commercial business loans. The origination and purchase of commercial real estate loans increased during the third quarter of 2014 to $68.9 million, or 27.8% of loan originations, as our strategic plan included reentering this market. Loan applications in process dipped slightly from a record high of $364.3 million at June 30, 2014, but remain strong totaling $323.0 million at September 30, 2014. The mix of our loans has improved as our business banking operation contributed 35.7% of year to date originations. This business banking portion of our loan portfolio has continued to grow, providing us with additional variable rate loans to lock in spreads in a potentially rising interest rate environment. Combining the growth in business banking loans with our reentry into the commercial real estate market allowed us to be more discriminating in our acceptance of more liberal pricing and terms that we see in the multi-family market.

"We continue to see improvement in our credit risk profile, which has allowed us to reduce our provision for loan losses from the comparable prior year period. Non-performing loans, delinquent loans, classified loans and loan charge-offs have decreased to levels last seen in early 2009. The changes we made to our underwriting standards in 2009 have resulted in loans originated since then showing de minimis delinquency and charge-offs. Loans originated prior to 2010, which have the highest delinquency rates and charge-offs, decreased 14.3% during the nine months ended September 30, 2014. The real estate market in the New York Metropolitan area has rebounded from the lows seen in 2012. These factors have reduced the risk in our loan portfolio and allowed us to reduce our allowance for loan losses during the first nine months of 2014.

"Net charge-offs for the nine months ended September 30, 2014 were $0.6 million. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans collateralized by real estate was 50.3% at September 30, 2014.

"Due to depositors grew $124.1 million in the third quarter, with certificates of deposit increasing $140.0 million and core deposits decreasing $16.0 million. During the quarter, we experienced a continuation in the seasonal withdrawal of public entities' deposits, which we expect to return in the fourth quarter. We obtained short term certificates of deposit through the CDARS program to fund this decrease and reduce borrowed funds. Public entities also moved some deposits from NOW accounts to money market accounts."

At September 30, 2014, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.62%, 14.37% and 15.25%, respectively. The Company is also subject to the same regulatory requirements. At September 30, 2014, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.70%, 14.50% and 15.37%, respectively.

Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

Core earnings, a non-GAAP measure, which exclude the effects of net losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings, were $11.5 million for the three months ended September 30, 2014, an increase of $1.5 million, or 14.7%, from $10.0 million in the comparable prior year period. Core diluted earnings per common share were $0.38 for the three months ended September 30, 2014, an increase of $0.04, or 11.8%, from the comparable prior year period.

Core earnings were $34.0 million for the nine months ended September 30, 2014, an increase of $7.3 million, or 27.3%, from $26.7 million in the comparable prior year period. Core diluted earnings per common share were $1.14 for the nine months ended September 30, 2014, an increase of $0.25, or 28.1%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Balance Sheet Deleveraging

During three months ended September 30, 2014, $85.0 million in mortgage-backed securities at an average yield of 3.66% and $10.2 million in corporate securities at an average yield of 2.07% were sold realizing a net gain on sale of $5.2 million. The proceeds from the sale were used to prepay $66.9 million in long-term FHLB-NY advances at an average cost of 2.98% and $30.0 million in repurchase agreements at an average cost of 4.98% while incurring a prepayment penalty totaling $5.2 million. The balance sheet deleverage had a minimal effect on the current period net income, but decreased net interest income by $5.2 million and increased non-interest income by $5.2 million. The balance sheet deleverage is projected to increase our net interest margin in future periods.

Earnings Summary - Three Months Ended September 30, 2014

Net income for the three months ended September 30, 2014 was $11.2 million, an increase of $1.8 million, or 18.9%, compared to $9.4 million for the three months ended September 30, 2013. Diluted earnings per common share were $0.38 for the three months ended September 30, 2014, an increase of $0.06, or 18.8%, from $0.32 for the three months ended September 30, 2013.

Return on average equity increased to 9.9% for the three months ended September 30, 2014 from 8.9% for the three months ended September 30, 2013. Return on average assets increased to 0.9% for the three months ended September 30, 2014 from 0.8% for the three months ended September 30, 2013.

For the three months ended September 30, 2014, net interest income was $32.0 million, a decrease of $5.0 million, or 13.6%, from $37.0 million for the three months ended September 30, 2013. The decrease in net interest income was primarily attributable to the $5.2 million prepayment penalty recorded on borrowings during the three months ended September 30, 2014 as a result of balance sheet deleveraging, as discussed above.

Excluding the prepayment penalty recorded on borrowings as a result of the balance sheet deleveraging, net interest income was $37.1 million, an increase of $0.2 million, or 0.4%, from $37.0 million for the three months ended September 30, 2013. The $0.2 million increase in net interest income was primarily due to an increase of $235.7 million in the average balance of interest-earning assets to $4,607.0 million for the three months ended September 30, 2014 from $4,371.3 million for the comparable prior year period, partially offset by a 16 basis point decrease in the net-interest spread to 3.11% for the three months ended September 30, 2014 from 3.27% for the three months ended September 30, 2013. The yield on interest-earning assets decreased 29 basis points to 4.27% for the three months ended September 30, 2014 from 4.56% for the three months ended September 30, 2013, while the cost of interest-bearing liabilities decreased 13 basis points to 1.16% for the three months ended September 30, 2014 from 1.29% for the comparable prior year period. The net interest margin declined 16 basis points to 3.22% for the three months ended September 30, 2014 from 3.38% for the three months ended September 30, 2013. Excluding prepayment penalty income on loans and the prepayment penalty recorded on borrowings, the net interest margin decreased 16 basis points to 3.10% for the three months ended September 30, 2014 from 3.26% for the three months ended September 30, 2013.

The 29 basis point decline in the yield of interest-earning assets was primarily due to a 39 basis point reduction in the yield of the loan portfolio to 4.79% for the three months ended September 30, 2014 from 5.18% for the three months ended September 30, 2013, combined with a 21 basis point decline in the yield on total securities to 2.56% for the three months ended September 30, 2014 from 2.77% for the comparable prior year period. The yield of interest-earning assets was positively impacted by an increase of $279.4 million in the average balance of total loans, net to $3,566.4 million for the three months ended September 30, 2014 from $3,287.0 million for the comparable prior year period. The 39 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The yield on the total loans, net, excluding prepayment penalty income, decreased 40 basis points to 4.62% for the three months ended September 30, 2014 from 5.02% for the three months ended September 30, 2013. The 21 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio and the sale of $95.2 million in securities at a higher yield than the existing portfolio, as part of the balance sheet deleverage discussed above.

Excluding the prepayment penalty on borrowings, the 13 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, and NOW accounts decreased 23 basis points and eight basis points, respectively, partially offset by a 15 basis point increase in the cost of money market accounts for the three months ended September 30, 2014 from the comparable prior year period. The cost of savings accounts remained at 0.19% for the three months ended September 30, 2014 and 2013. The cost was also positively affected by an increase of $103.0 million in the average balance of lower costing core deposits during the three months ended September 30, 2014 to $1,862.5 million from $1,759.5 million for the comparable prior year period. These improvements resulted in a decrease in the cost of due to depositors of 12 basis points to 0.93% for the three months ended September 30, 2014 from 1.05% for the three months ended September 30, 2013. The cost of borrowed funds decreased 16 basis points from the comparable prior year period to 1.90% for the three months ended September 30, 2014. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and the effect of the balance sheet deleveraging discussed above.

The net interest margin for the three months ended September 30, 2014 and June 30, 2014 was 3.22%, excluding the prepayment penalty on borrowings. The yield on interest-earning assets decreased six basis points during the three months ended September 30, 2014 to 4.27%, while the cost of interest-bearing liabilities decreased seven basis points to 1.16%. The yield on the mortgage loan portfolio decreased eight basis points to 4.96% for the three months ended September 30, 2014 from 5.04% for the three months ended June 30, 2014. The three months ended September 30, 2014 included $0.3 million in additional interest collected from non-accrual loans compared to $0.4 million recorded during the three months ended June 30, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin increased two basis points to 3.20% for the three months ended September 30, 2014 from 3.18% for the three months ended June 30, 2014. Further excluding prepayment penalty income, the net interest margin was 3.07% for the three month periods ended September 30, 2014, and June 30, 2014.

The provision for loan losses decreased $4.1 million during the three months ended September 30, 2014 to a benefit of $0.6 million from a provision of $3.4 million during the comparable prior year period. The decrease in the provision was primarily due to the continued improvement in credit conditions. During the three months ended September 30, 2014, non-accrual loans decreased $8.3 million to $34.5 million from $42.8 million at June 30, 2014 and net charge-offs continued to be minimal at $0.3 million, or three basis points of average loans, for the three months ended September 30, 2014. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 50.3% at September 30, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $0.6 million for the three months ended September 30, 2014.

Non-interest income for the three months ended September 30, 2014 was $7.1 million, an increase of $6.2 million from $0.9 million for the three months ended September 30, 2013. The increase in non-interest income was primarily due to the $5.2 million net gain from the sale of mortgage-backed securities during the three months ended September 30, 2014, as part of the balance sheet deleveraging previously discussed. Additionally, non-interest income increased over the comparable prior year period due to a $0.4 million increase in banking service fee income, and an improvement in other-than-temporary impairment ("OTTI") charges, as there were no OTTI charges recorded during the three months ended September 30, 2014, but the comparable prior year period included an OTTI charge of $0.9 million on private issue collateralized mortgage obligations ("CMOs"). These improvements were partially offset by a $0.3 million increase in net losses from fair value adjustments during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013.

Non-interest expense was $21.4 million for the three months ended September 30, 2014, an increase of $2.4 million, or 12.5%, from $19.1 million for the three months ended September 30, 2013. The increase was primarily due to increases of $1.4 million in salaries and employee benefits, $0.5 million in other operating expenses, and $0.4 million in professional services. The efficiency ratio was 54.1% for the three months ended September 30, 2014 compared to 49.2% for the three months ended September 30, 2013.

The provision for income taxes for the three months ended September 30, 2014 was $7.1 million, an increase of $1.0 million, or 17.2%, from $6.0 million for the comparable prior year period. The increase was primarily due to a $2.8 million increase in income before income taxes to $18.3 million for the three months ended September 30, 2014 from $15.4 million for the comparable prior year period. The effective tax rate was 38.7% and 39.0% for the three months ended September 30, 2014 and 2013, respectively.

Earnings Summary - Nine months Ended September 30, 2014

Net income for the nine months ended September 30, 2014 was $33.2 million, an increase of $7.4 million, or 28.6%, compared to $25.8 million for the nine months ended September 30, 2013. Diluted earnings per common share were $1.11 for the nine months ended September 30, 2014, an increase of $0.25, or 29.1%, from $0.86 for the nine months ended September 30, 2013.

Return on average equity increased to 9.9% for the nine months ended September 30, 2014, from 7.9% for the comparable prior year period. Return on average assets increased to 0.9% for the nine months ended September 30, 2014, from 0.8% for the comparable prior year period.

For the nine months ended September 30, 2014, net interest income was $105.3 million, a decrease of $3.2 million, or 2.9%, from $108.4 million for the nine months ended September 30, 2013. The decrease in net interest income was primarily attributable to the $5.2 million prepayment penalty on borrowings recorded during the nine months ended September 30, 2014 as part of a balance sheet deleveraging, partially offset by a $2.6 million prepayment penalty on borrowings recorded in the comparable prior year period from a balance sheet restructuring.

Excluding the $5.2 million prepayment penalty recorded on borrowings during the nine months ended September 30, 2014 and the $2.6 million prepayment penalty recorded on borrowings during the comparable prior year period, net interest income for the nine months ended September 30, 2014 decreased $0.5 million, or 0.5%, to $110.5 million from $111.0 million for the nine months ended September 30, 2013. The decrease in net interest income was primarily attributable to a 23 basis point decrease in the net-interest spread to 3.12% for the nine months ended September 30, 2014 from 3.35% for the nine months ended September 30, 2013, partially offset by an increase of $289.2 million in the average balance of interest-earning assets to $4,557.7 million for the nine months ended September 30, 2014 from $4,268.5 million for the comparable prior year period. The yield on interest-earning assets decreased 36 basis points to 4.33% for the nine months ended September 30, 2014 from 4.69% for the nine months ended September 30, 2013, while the cost of interest-bearing liabilities decreased 13 basis points to 1.21% for the nine months ended September 30, 2014 from 1.34% for the comparable prior year period. The net interest margin decreased 24 basis points to 3.23% for the nine months ended September 30, 2014 from 3.47% for the nine months ended September 30, 2013. The nine months ended September 30, 2014 included $1.0 million in additional interest collected from non-accrual loans compared to $0.4 million recorded during the nine months ended September 30, 2013. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 26 basis points to 3.20% for the nine months ended September 30, 2014 from 3.46% for the nine months ended September 30, 2014. Further excluding prepayment penalty income, the net interest margin was 3.08% for the nine months ended September 30, 2014, compared to 3.34% for the nine months ended September 30, 2014.

The 36 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 4.87% for the nine months ended September 30, 2014 from 5.31% for the nine months ended September 30, 2013, combined with a 23 basis point decline in the yield on total securities to 2.66% for the nine months ended September 30, 2014 from 2.89% for the comparable prior year period. The yield of interest-earning assets was positively impacted by a $260.5 million increase in the average balance of the higher yielding loan portfolio for the nine months ended September 30, 2014, partially offset by a $28.3 million increase in the average balance of the lower yielding securities portfolio for the nine months ended September 30, 2014. The 44 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The 23 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio and the sale of $95.2 million in securities at a higher yield than the existing portfolio, as part of the balance sheet deleverage during 2014. The yield on the loan portfolio, excluding prepayment penalty income, decreased 43 basis points to 4.72% for the nine months ended September 30, 2014 from 5.15% for the nine months ended September 30, 2013.

Excluding the $5.2 million prepayment penalty recorded on borrowings during the nine months ended September 30, 2014 and the $2.6 million prepayment penalty recorded on borrowings during the comparable prior year period, the 13 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and an increase of $185.3 million in the average balance of lower costing core deposits to $1,909.5 million for the nine months ended September 30, 2014 from $1,724.2 million for the nine months ended September 30, 2013. Additionally, the cost of borrowed funds decreased 16 basis points to 1.99% for the nine months ended September 30, 2014 from 2.15% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced and new borrowings being obtained at lower rates, and the effect of the prepayment of higher costing borrowings during the nine months ended September 30, 2014.  The cost of certificates of deposit, savings accounts and NOW accounts decreased 14 basis points, one basis point and eight basis points, respectively, for the nine months ended September 30, 2014 from the comparable prior year period, while the cost of money market accounts increased 10 basis points for the nine months ended September 30, 2014 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 13 basis points to 0.98% for the nine months ended September 30, 2014 from 1.11% for the nine months ended September 30, 2013.

The provision for loan losses decreased $15.8 million during the nine months ended September 30, 2014 to a benefit of $2.8 million from a provision of $12.9 million during the comparable prior year period. During the nine months ended September 30, 2014, non-performing loans decreased $13.3 million to $35.7 million from $49.0 million at December 31, 2013. Net charge-offs for the nine months ended September 30, 2014 totaled $0.6 million, or two basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 50.3% at September 30, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $2.8 million for the nine months ended September 30, 2014.

Non-interest income for the nine months ended September 30, 2014 was $10.8 million, an increase of $2.3 million, or 27.4%, from $8.5 million for the nine months ended September 30, 2013. The increase in non-interest income was primarily due to the $5.2 million net gain from sale of mortgage-backed securities during the nine months ended September 30, 2014, partially offset by a $2.9 million net gain from the sale of mortgage-backed securities during the nine months ended September 30, 2013. Non-interest income also increased due to an improvement in OTTI charges as there were no OTTI charges recorded during the nine months ended September 30, 2014, but the comparable prior year period included an OTTI charge of $1.5 million on private issue CMOs. These improvements were partially offset by a $0.9 million increase in net losses from fair value adjustments and a decrease of $0.3 million in banking service fees.

Non-interest expense was $64.2 million for the nine months ended September 30, 2014, an increase of $2.5 million, or 4.0%, from $61.7 million for the nine months ended September 30, 2013. The increase was primarily due to increases of $2.8 million in salaries and benefits expense primarily due to annual salary increases, and an increase in the cost of grants of annual restricted stock unit awards, and $0.5 million in other operating expenses. These increases were partially offset by decreases of $0.3 million and $0.6 million in FDIC insurance expense and real estate owned/foreclosure expense, respectively. The efficiency ratio was 54.5% for the nine months ended September 30, 2014 compared to 51.9% for the nine months ended September 30, 2013.

The provision for income taxes for the nine months ended September 30, 2014 was $21.6 million, an increase of $5.1 million, or 30.8%, from $16.5 million for the comparable prior year period. The increase was primarily due to a $12.5 million increase in income before income taxes to $54.8 million for the nine months ended September 30, 2014 from $42.3 million for the comparable prior year period. The effective tax rate was 39.4% and 39.0% for the nine months ended September 30, 2014 and 2013, respectively. The increase in the effective tax rate was primarily due to the impact of changes to the New York State tax code passed on March 31, 2014, resulting in a reduction in the Company's deferred tax assets. We expect to see a small reduction in our effective tax rate beginning in 2015 as a result of the changes in the New York State tax code.

Balance Sheet Summary – At September 30, 2014

Total assets at September 30, 2014 were $4,892.0 million, an increase of $170.5 million, or 3.6%, from $4,721.5 million at December 31, 2013. Total loans, net increased $214.9 million during the nine months ended September 30, 2014 to $3,617.3 million from $3,402.4 million at December 31, 2013. Loan originations and purchases were $637.3 million for the nine months ended September 30, 2014, an increase of $2.1 million from $635.2 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2014, we continued to focus on the origination of multi-family properties and business loans with a full relationship and have recently increased our commercial mortgage lending, as our strategic plan included reentering this market. Loan applications in process have continued to remain strong, totaling $323.0 million at September 30, 2014 compared to $297.5 million at December 31, 2013.

The following table shows loan originations and purchases for the periods indicated. Loan purchases were $10.9 million for the three months ended September 30, 2014. No loans were purchased for the three months ended September 30, 2013.  Loan purchases were $23.8 million and $0.5 million for the nine months ended September 30, 2014 and 2013, respectively.

	For the three months		For the nine months
	ended September 30,		ended September 30,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ 79,753	$ 127,310	$ 244,762	$ 302,527
Commercial real estate	68,875	14,180	100,496	52,778
One-to-four family – mixed-use property	13,938	10,719	32,366	22,453
One-to-four family – residential	5,426	7,986	20,930	20,876
Co-operative apartments	--	1,037	--	4,799
Construction	404	163	1,401	1,951
Small Business Administration	499	92	1,077	470
Taxi Medallion	893	--	14,431	--
Commercial business and other	78,382	100,664	221,880	229,365
Total	$ 248,170	$ 262,151	$ 637,343	$ 635,219

The average rate on mortgage loan originations and purchases was 3.58% and 3.60% for the three months ended September 30, 2014 and 2013, respectively. The average rate on non-mortgage loan originations and purchases was 2.89% and 2.99% for the three months ended September 30, 2014 and 2013, respectively. The average rate on total loan originations and purchases was 3.36% and 3.37% for the three months ended September 30, 2014 and 2013, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the third quarter of 2014 had an average loan-to-value ratio of 42.8% and an average debt coverage ratio of 258%.

The Bank experienced improvements in its non-accrual loans during the nine months ended September 30, 2014, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2014	2014	2013
Accrual Status:
Multi-family residential	$ 3,049	$ 3,061	$ 3,087
Commercial real estate	2,380	2,389	2,407
One-to-four family - mixed-use property	2,391	2,022	2,297
One-to-four family - residential	357	359	364
Construction	--	--	442
Commercial business and other	2,289	2,329	4,406

Total	10,466	10,160	13,003

Non-accrual status:
One-to-four family - mixed-use property	--	380	383
Total	--	380	383
Total performing troubled debt restructured	$ 10,466	$ 10,540	$ 13,386

During the nine months ended September 30, 2014 three TDR loans totaling $2.7 million were transferred to non-performing status, which resulted in these loans being included in non-performing loans. Two of these loans, subsequent to being transferred to non-performing loans, were paid in full during the nine months ended September 30, 2014.  Additionally, during the three months ended September 30, 2014, one loan for $0.4 million was transferred from performing non-accrual status to performing accrual status as it has made timely payments for six consecutive months.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2014	2014	2013
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 97	$ 987	$ 52
Commercial real estate	264	266	--
One-to-four family - mixed-use property	421	1,303	--
One-to-four family - residential	14	14	15
Commercial business and other	351	410	539
Total	1,147	2,980	606

Non-accrual loans:
Multi-family residential	7,287	10,861	13,682
Commercial real estate	5,972	9,761	9,962
One-to-four family - mixed-use property	9,083	8,713	9,063
One-to-four family - residential	11,022	11,346	13,250
Co-operative apartments	--	--	57
Commercial business and other	1,155	2,130	2,348
Total	34,519	42,811	48,362
Total non-performing loans	35,666	45,791	48,968

Other non-performing assets:
Real estate acquired through foreclosure	5,792	1,346	2,985
Investment securities	--	--	1,871
Total	5,792	1,346	4,856
Total non-performing assets	$ 41,458	$ 47,137	$ 53,824

Included in loans over 90 days past due and still accruing were nine loans totaling $1.1 million, 11 loans totaling $3.0 million, and six loans totaling $0.6 million at September 30, 2014, June 30, 2014 and December 31, 2013, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were two loans totaling $2.4 million which were restructured as TDR and not performing in accordance with their restructured terms at September 30, 2014 and June 30, 2014, compared to one loan totaling $2.3 million at December 31, 2013.

The Bank's non-performing assets totaled $41.5 million at September 30, 2014, a decrease of $5.7 million from $47.1 million at June 30, 2014, and a decrease of $12.4 million from $53.8 million at December 31, 2013. Total non-performing assets as a percentage of total assets were 0.85% at September 30, 2014, 0.97% at June 30, 2014 and 1.14% at December 31, 2013. The ratio of allowance for loan losses to total non-performing loans was 79.5% at September 30, 2014, 63.8% at June 30, 2014, and 64.9% at December 31, 2013.

During the three months ended September 30, 2014, 19 loans totaling $5.7 million were added to non-accrual loans, nine loans totaling $1.9 million were returned to performing status, 17 loans totaling $6.6 million were paid in full, three loans totaling $4.9 million was transferred to other real estate owned, and two loans totaling $0.1 million were charged-off.

At December 31, 2013, non-accrual investment securities included one pooled trust preferred security with a carrying amount of $1.9 million for which we were not receiving payments. During the nine months ended September 30, 2014, the Company sold the one non-accrual trust preferred security for total proceeds of $2.1 million.

Performing loans delinquent 60 to 89 days were $8.0 million at September 30, 2014, an increase of $5.4 million from $2.5 million at June 30, 2014 and an increase of $3.3 million from $4.7 million at December 31, 2013. Performing loans delinquent 30 to 59 days were $36.0 million at September 30, 2014, a decrease of $0.4 million from $36.4 million at June 30, 2014 and a decrease of $1.4 million from $37.4 million at December 31, 2013.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ 409	$ 620	$ 942	$ 3,304
Commercial real estate	122	171	(174)	612
One-to-four family – mixed-use property	(149)	587	(26)	3,611
One-to-four family – residential	(86)	(7)	(172)	578
Co-operative apartments	--	--	(7)	70
Construction	--	2,374	--	2,678
Small Business Administration	(15)	72	(27)	349
Commercial business and other	(8)	1,157	67	2,021
Total net loan charge-offs	$ 273	$ 4,974	$ 603	$ 13,223

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the nine months ended September 30, 2014, the Bank sold 12 non-performing loans for proceeds totaling $5.6 million, realizing net recoveries at the time of sale totaling $0.3 million. Additionally, during the nine months ended September 30, 2014, the Bank sold four performing loans for total proceeds of $1.7 million.

During the nine months ended September 30, 2014, mortgage-backed securities decreased $59.9 million, or 7.9%, to $696.2 million from $756.2 million at December 31, 2013. The decrease in mortgage-backed securities during the nine months ended September 30, 2014 was primarily due to the sale of $85.0 million in mortgage-backed securities at an average yield of 3.66%, as part of the balance sheet deleveraging and $76.1 million in principal repayments. These decreases were partially offset by purchases of $98.5 million in mortgage-backed securities at an average yield of 2.37% and an improvement of $4.8 million in the fair value of mortgage-backed securities.

During the nine months ended September 30, 2014, other securities increased $26.5 million, or 10.1%, to $288.2 million from $261.6 million at December 31, 2013. The increase in other securities during the nine months ended September 30, 2014 was primarily due to purchases of $33.5 million at an average yield of 2.05% and an improvement in the fair value of other securities totaling $7.4 million, partially offset by the sale of $10.2 million in other securities at an average yield of 2.07%, as part of the balance sheet deleveraging, $1.9 million from the sale of one non-performing security and $1.0 million of maturities. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Banking regulators issued the Volcker Rule in December 2013. The Volcker Rule, among other things, prohibits banks from owning certain investment securities. We have reviewed our investment portfolio for compliance with the Volcker Rule. In the opinion of management, we do not own any securities which are prohibited under the Volcker Rule.

Total liabilities were $4,439.6 million at September 30, 2014, an increase of $150.6 million, or 3.5%, from $4,289.0 million at December 31, 2013. During the nine months ended September 30, 2014, due to depositors increased $122.1 million, or 3.8%, to $3,322.1 million, as a result of a $179.0 million increase in certificates of deposit partially offset by a $56.9 million decrease in core deposits. The seasonal decrease in deposits from public entities experienced during the second quarter of 2014 continued during the third quarter. As a result, we obtained short term CDARS deposits at comparable rates to provide funding until the public entities' deposits return. We expect these deposits to return in the fourth quarter. Borrowed funds increased $19.5 million during the nine months ended September 30, 2014. The decrease in core deposits was due to decreases of $158.9 million and $14.0 million in NOW and savings accounts, respectively, partially offset by increases of $100.1 million and $15.9 million in money market and demand accounts, respectively. The decrease in NOW accounts and the increase in money market accounts reflect the transfer of $85.9 million in balances from municipal NOW accounts to municipal money market accounts during the current year-to-date period.

Total stockholders' equity increased $19.9 million, or 4.6%, to $452.4 million at September 30, 2014 from $432.5 million at December 31, 2013. Stockholders' equity increased primarily due to net income of $33.2 million for the nine months ended September 30, 2014, an increase in comprehensive income of $6.9 million primarily due to an increase in the fair value of the securities portfolio and $1.9 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $13.5 million and the purchase of 661,470 treasury shares at a cost of $12.7 million. Book value per common share was $15.26 at September 30, 2014 compared to $14.36 at December 31, 2013. Tangible book value per common share, a non-GAAP measure, was $14.73 at September 30, 2014 compared to $13.84 at December 31, 2013.

During the quarter ended September 30, 2014, the Company repurchased 553,350 shares of the Company's common stock at an average cost of $19.01 per share. At September 30, 2014, 880,400 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities, and by adding back, net of tax, the penalty incurred from the prepayment of borrowings.

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2014	2013	2014	2014	2013

GAAP income before income taxes	$ 18,261	$ 15,445	$ 19,283	$ 54,767	$ 42,302

Net loss from fair value adjustments	474	190	402	1,520	621
Other-than-temporary impairment charges	--	916	--	--	1,419
Net gain on sale of securities	(5,216)	(96)	--	(5,216)	(2,972)
Penalty from prepayment of borrowings	5,187	--	--	5,187	2,579

Core income before taxes	18,706	16,455	19,685	56,258	43,949
Provision for income taxes for core income	7,251	6,466	7,771	22,225	17,218
Core net income	$ 11,455	$ 9,989	$ 11,914	$ 34,033	$ 26,731

GAAP diluted earnings per common share	$ 0.38	$ 0.32	$ 0.39	$ 1.11	$ 0.86
Net loss from fair value adjustments, net of tax	0.01	--	0.01	0.03	0.01
Other-than-temporary impairment charges, net of tax	--	0.02	--	--	0.03
Net gain on sale of securities, net of tax	(0.10)	--	--	(0.10)	(0.06)
Penalty from prepayment of borrowings, net of tax	0.10	--	--	0.10	0.05

Core diluted earnings per common share*	$ 0.38	$ 0.34	$ 0.40	$ 1.14	$ 0.89

* Core diluted earnings per common share may not foot due to rounding.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 30,499	$ 33,485
Securities available for sale:
Mortgage-backed securities	696,209	756,156
Other securities	288,168	261,634
Loans held for sale	1,150	425
Loans:
Multi-family residential	1,806,050	1,712,039
Commercial real estate	565,979	512,552
One-to-four family ― mixed-use property	577,041	595,751
One-to-four family ― residential	191,701	193,726
Co-operative apartments	9,779	10,137
Construction	5,121	4,247
Small Business Administration	7,536	7,792
Taxi medallion	22,667	13,123
Commercial business and other	448,925	373,641
Net unamortized premiums and unearned loan fees	10,835	11,170
Allowance for loan losses	(28,344)	(31,776)
Net loans	3,617,290	3,402,402
Interest and dividends receivable	17,235	17,370
Bank premises and equipment, net	19,650	20,356
Federal Home Loan Bank of New York stock	45,776	46,025
Bank owned life insurance	111,899	109,606
Goodwill	16,127	16,127
Other assets	47,983	57,915
Total assets	$ 4,891,986	$ 4,721,501

LIABILITIES
Due to depositors:
Non-interest bearing	$ 213,219	$ 197,343
Interest-bearing:
Certificate of deposit accounts	1,299,932	1,120,955
Savings accounts	251,052	265,003
Money market accounts	300,011	199,907
NOW accounts	1,257,851	1,416,774
Total interest-bearing deposits	3,108,846	3,002,639
Mortgagors' escrow deposits	41,496	32,798
Borrowed funds	1,031,633	1,012,122
Other liabilities	44,396	44,067
Total liabilities	4,439,590	4,288,969

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at September 30, 2014 and December 31, 2013; 29,646,862 shares and 30,123,252 shares outstanding at September 30, 2014 and December 31, 2013, respectively)	315	315
Additional paid-in capital	205,829	201,902
Treasury stock (1,883,733 shares and 1,407,343 shares at September 30, 2014 and December 31, 2013, respectively)	(32,314)	(22,053)
Retained earnings	283,009	263,743
Accumulated other comprehensive loss, net of taxes	(4,443)	(11,375)
Total stockholders' equity	452,396	432,532
Total liabilities and stockholders' equity	$ 4,891,986	$ 4,721,501

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013

Interest and dividend income
Interest and fees on loans	$ 42,668	$ 42,540	$ 127,277	$ 128,341
Interest and dividends on securities:
Interest	6,309	7,135	20,051	21,263
Dividends	190	163	574	574
Other interest income	10	13	55	54
Total interest and dividend income	49,177	49,851	147,957	150,232

Interest expense
Deposits	7,336	7,776	22,724	24,160
Other interest expense	9,884	5,090	19,960	17,645
Total interest expense	17,220	12,866	42,684	41,805
Net interest income	31,957	36,985	105,273	108,427
Provision for loan losses	(618)	3,435	(2,829)	12,935
Net interest income after provision for loan losses	32,575	33,550	108,102	95,492

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	--	(1,622)	--	(2,508)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	706	--	1,089
Net OTTI charge recognized in earnings	--	(916)	--	(1,419)
Banking services fee income	748	344	2,324	2,612
Net gain on sale of securities	5,216	96	5,216	2,972
Net gain on sale of loans	--	1	--	144
Net gain loss from fair value adjustments	(474)	(190)	(1,520)	(621)
Federal Home Loan Bank of New York stock dividends	463	399	1,444	1,214
Bank owned life insurance	762	853	2,293	2,519
Other income	408	358	1,062	1,071
Total non-interest income	7,123	945	10,819	8,492

Non-interest expense
Salaries and employee benefits	12,164	10,716	36,686	33,910
Occupancy and equipment	2,007	1,961	5,961	5,677
Professional services	1,601	1,247	4,338	4,380
FDIC deposit insurance	771	658	2,141	2,435
Data processing	1,021	1,042	3,131	3,184
Depreciation and amortization	690	737	2,122	2,238
Other real estate owned/foreclosure expense	372	417	907	1,529
Other operating expenses	2,811	2,272	8,868	8,329
Total non-interest expense	21,437	19,050	64,154	61,682
Income before income taxes	18,261	15,445	54,767	42,302

Provision for income taxes
Federal	5,240	4,593	15,511	12,717
State and local	1,820	1,431	6,074	3,781
Total taxes	7,060	6,024	21,585	16,498
Net income	$ 11,201	$ 9,421	$ 33,182	$ 25,804

Basic earnings per common share	$ 0.38	$ 0.32	$ 1.11	$ 0.86
Diluted earnings per common share	$ 0.38	$ 0.32	$ 1.11	$ 0.86
Dividends per common share	$ 0.15	$ 0.13	$ 0.45	$ 0.39

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013
Per Share Data
Basic earnings per share	$ 0.38	$ 0.32	$ 1.11	$ 0.86
Diluted earnings per share	$ 0.38	$ 0.32	$ 1.11	$ 0.86
Average number of shares outstanding for:
Basic earnings per common share computation	29,771,979	29,772,827	29,937,742	30,143,090
Diluted earnings per common share computation	29,796,325	29,805,352	29,968,361	30,167,643
Book value per common share (1)	$15.26	$14.19	$15.26	$14.19
Tangible book value per common share (2)	$14.73	$13.67	$14.73	$13.67

Average Balances
Total loans, net	$ 3,566,358	$ 3,286,955	$ 3,481,844	$ 3,221,394
Total interest-earning assets	4,607,036	4,371,291	4,557,656	4,268,453
Total assets	4,859,717	4,622,036	4,810,578	4,529,365
Total due to depositors	3,121,175	2,951,034	3,083,870	2,911,631
Total interest-bearing liabilities	4,150,065	3,981,421	4,120,690	3,891,120
Stockholders' equity	454,580	421,126	449,097	433,487
Common stockholders' equity	454,580	421,126	449,097	433,487
Performance Ratios (3)
Return on average assets	0.92%	0.82%	0.92%	0.76%
Return on average equity	9.86	8.95	9.85	7.94
Yield on average interest-earning assets	4.27	4.56	4.33	4.69
Cost of average interest-bearing liabilities	1.66	1.29	1.38	1.43
Interest rate spread during period	2.61	3.27	2.95	3.26
Net interest margin	2.77	3.38	3.08	3.39
Core cost of average interest-bearing liabilities (4)	1.16	1.29	1.21	1.34
Core interest rate spread during period (4)	3.11	3.27	3.12	3.35
Core net interest margin (4)	3.22	3.38	3.23	3.47
Non-interest expense to average assets	1.76	1.65	1.78	1.82
Efficiency ratio (5)	54.06	49.19	54.51	51.89
Average interest-earning assets to average interest-bearing liabilities	1.11 X	1.10 X	1.11 X	1.10 X

(1) Calculated by dividing common stockholders' equity of $452.4 million and $427.0 million at September 30, 2014 and 2013, respectively, by 29,646,862 and 30,092,744 shares outstanding at September 30, 2014 and 2013, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $436.7 million and $411.2 million at September 30, 2014 and 2013, respectively, by 29,646,862 and 30,092,744 shares outstanding at September 30, 2014 and 2013, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and nine months ended September 30, 2014 and 2013 are presented on an annualized basis.
(4) Core, a non-GAAP measure, excludes the prepayment penalty on borrowings of $5.2 million recorded during the three and nine months ended September 30, 2014 and a $2.6 million prepayment penalty recorded during the nine months ended September 30, 2013. There was no prepayment penalty on borrowings for the three months ended September 30, 2013.
(5) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the nine	At or for the year
	months ended	ended
	September 30, 2014	December 31, 2013

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Core capital	9.70%	9.70%
Tier 1 risk-based capital	14.50	14.93
Total risk-based capital	15.37	15.97

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.62%	9.48%
Tier 1 risk-based capital (well capitalized = 6%)	14.37	14.59
Total risk-based capital (well capitalized = 10%)	15.25	15.63

Capital ratios:
Average equity to average assets	9.34%	9.45%
Equity to total assets	9.25	9.16
Tangible common equity to tangible assets	8.96	8.86

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 34,519	$ 48,362
Non-performing loans	35,666	48,968
Non-performing assets	41,458	53,824
Net charge-offs	603	13,263

Asset quality ratios:
Non-performing loans to gross loans	0.98%	1.43%
Non-performing assets to total assets	0.85	1.14
Allowance for loan losses to gross loans	0.78	0.93
Allowance for loan losses to non-performing assets	68.37	59.04
Allowance for loan losses to non-performing loans	79.47	64.89

Full-service customer facilities	17	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended September 30,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,101,682	38,440	4.96%	$ 2,948,640	39,358	5.34%
Other loans, net (1)	464,676	4,228	3.64	338,315	3,182	3.76
Total loans, net	3,566,358	42,668	4.79	3,286,955	42,540	5.18
Mortgage-backed securities	727,935	4,761	2.62	787,680	5,732	2.91
Other securities	286,789	1,738	2.42	265,751	1,566	2.36
Total securities	1,014,724	6,499	2.56	1,053,431	7,298	2.77
Interest-earning deposits and federal funds sold	25,954	10	0.15	30,905	13	0.17
Total interest-earning assets	4,607,036	49,177	4.27	4,371,291	49,851	4.56
Other assets	252,681			250,745
Total assets	$ 4,859,717			$ 4,622,036

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 253,623	123	0.19	$ 270,956	126	0.19
NOW accounts	1,329,329	1,464	0.44	1,298,242	1,673	0.52
Money market accounts	279,528	208	0.30	190,262	70	0.15
Certificate of deposit accounts	1,258,695	5,492	1.75	1,191,574	5,898	1.98
Total due to depositors	3,121,175	7,287	0.93	2,951,034	7,767	1.05
Mortgagors' escrow accounts	41,510	49	0.47	40,596	9	0.09
Total deposits	3,162,685	7,336	0.93	2,991,630	7,776	1.04
Borrowed funds	987,380	9,884	4.00	989,791	5,090	2.06
Total interest-bearing liabilities	4,150,065	17,220	1.66	3,981,421	12,866	1.29
Non interest-bearing deposits	213,715			175,217
Other liabilities	41,357			44,272
Total liabilities	4,405,137			4,200,910
Equity	454,580			421,126
Total liabilities and equity	$ 4,859,717			$ 4,622,036
Net interest income / net interest rate spread		$ 31,957	2.61%		$ 36,985	3.27%
Net interest-earning assets / net interest margin	$ 456,971		2.77%	$ 389,870		3.38%
Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.10 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.3 million and $0.9 million for the three months ended September 30, 2014 and 2013, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the nine months ended September 30,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,044,350	115,352	5.05%	$ 2,904,864	118,921	5.46%
Other loans, net (1)	437,494	11,925	3.63	316,530	9,420	3.97
Total loans, net	3,481,844	127,277	4.87	3,221,394	128,341	5.31
Mortgage-backed securities	755,620	15,471	2.73	763,918	17,321	3.02
Other securities	280,075	5,154	2.45	243,472	4,516	2.47
Total securities	1,035,695	20,625	2.66	1,007,390	21,837	2.89
Interest-earning deposits and federal funds sold	40,117	55	0.18	39,669	54	0.18
Total interest-earning assets	4,557,656	147,957	4.33	4,268,453	150,232	4.69
Other assets	252,922			260,912
Total assets	$ 4,810,578			$ 4,529,365

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 258,621	358	0.18	$ 277,451	389	0.19
NOW accounts	1,419,463	4,743	0.45	1,273,909	5,044	0.53
Money market accounts	231,426	441	0.25	172,868	197	0.15
Certificate of deposit accounts	1,174,360	17,088	1.94	1,187,403	18,504	2.08
Total due to depositors	3,083,870	22,630	0.98	2,911,631	24,134	1.11
Mortgagors' escrow accounts	47,333	94	0.26	46,171	26	0.08
Total deposits	3,131,203	22,724	0.97	2,957,802	24,160	1.09
Borrowed funds	989,487	19,960	2.69	933,318	17,645	2.52
Total interest-bearing liabilities	4,120,690	42,684	1.38	3,891,120	41,805	1.43
Non interest-bearing deposits	202,159			162,732
Other liabilities	38,632			42,026
Total liabilities	4,361,481			4,095,878
Equity	449,097			433,487
Total liabilities and equity	$ 4,810,578			$ 4,529,365

Net interest income / net interest rate spread		$ 105,273	2.95%		$ 108,427	3.26%
Net interest-earning assets / net interest margin	$ 436,966		3.08%	$ 377,333		3.39%
Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.10 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.5 million and $2.7 million for the nine months ended September 30, 2014 and 2013, respectively.
CONTACT: David Fry
         Senior Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400